Exhibit 23.1

Deloitte LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to Registration Statement (File no. 333-203567) on Form F-3 of our reports dated December 2, 2014, relating to the consolidated financial statements of Royal Bank of Canada and the effectiveness of Royal Bank of Canada's internal control over financial reporting, appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Yours very truly,

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
June 18, 2015